Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR REPORTS RECORD EARNINGS

• QUARTERLY EPS UP 121% TO $0.53 VERSUS $0.24 LAST YEAR

• COMPANY RAISES ANNUAL GUIDANCE FOR FISCAL 2006

New York, New York, May 19, 2006—AnnTaylor Stores Corporation (NYSE: ANN) today reported its financial results for the first quarter of fiscal 2006.

Kay Krill, President & Chief Executive Officer of Ann Taylor, stated, “We have been working diligently over the past year to execute on initiatives designed to deliver profitable growth by providing our client with brand-appropriate and trend-right product while carefully managing our inventory. In the first quarter we did just that at both Ann Taylor and LOFT. Our first quarter performance was outstanding, and I am delighted to report that both operating and net income more than doubled from last year’s first quarter. Based on this strong performance, we are raising our annual earnings per share guidance by $0.10 per diluted share.”

For the first quarter ended April 29, 2006, net income was $39.0 million, or $0.53 per share on a diluted basis (on an average of 73.0 million shares outstanding), compared to net income of $17.0 million, or $0.24 per share on a diluted basis (on an average of 71.6 million shares outstanding) in the first quarter of fiscal 2005. Net income for first quarter 2006 was reduced by $0.01 per share to reflect the change in recording compensation expense on stock options and other forms of equity awards in accordance with Statement of Financial Accounting Standards No. 123(R).

The Company’s net sales for the quarter totaled $556.2 million, up 16.7 percent from $476.4 million for the same period last year. By division, net sales for the first quarter of fiscal 2006 were $221.5 million for Ann Taylor compared to $205.7 million last year, and $273.6 million for Ann Taylor LOFT compared to $223.4 million last year. Comparable store sales for the first quarter of fiscal 2006 were up 5.6 percent, compared to a decrease of 3.1 percent for the first quarter of last year. By division, comparable store sales for the first quarter were up 7.4 percent for Ann Taylor compared to a 4.9 percent decrease last year, and up 4.7 percent for Ann Taylor LOFT compared to a 1.5 percent decrease last year.

ANNTAYLOR

Total inventory levels at the end of the first quarter were down approximately 19 percent on a per square foot basis compared to the same period last year. By division, inventory levels on a per square foot basis were down approximately 14 percent at Ann Taylor and down approximately 21 percent at Ann Taylor LOFT.

Gross margin as a percentage of net sales increased to 56.6 percent in the first quarter of fiscal 2006, compared to 51.0 percent in the first quarter of fiscal 2005. The increase in gross margin as a percentage of net sales is primarily due to higher full price sales at both divisions, and higher margin rates achieved on non-full price sales.

Selling, general and administrative expenses during the first quarter of fiscal 2006 were $251.6 million, or 45.2 percent of net sales, compared to $215.7 million, or 45.2 percent of net sales, for the same period last year. While we experienced increased leverage on fixed expenses as a result of higher comparable store sales, this was offset by an increase in the provision for management performance bonus.

Operating profit was 11.4 percent of net sales in the first quarter of fiscal 2006 compared to 5.8 percent of net sales in the first quarter of last year.

During the first fiscal quarter, the Company opened one Ann Taylor store, eight Ann Taylor LOFT stores and one Ann Taylor Factory store. Additionally, six existing Ann Taylor stores were closed, as were three Ann Taylor LOFT stores and one Ann Taylor Factory store. The total store count at quarter-end was 824, comprised of 352 Ann Taylor stores, 421 Ann Taylor LOFT stores and 51 Ann Taylor Factory stores.

Total store square footage increased 11.5 percent to 4.8 million square feet as of April 29, 2006, from 4.3 million square feet as of April 30,2005. Total square footage by division at the end of the first quarter was 1.9 million square feet for Ann Taylor and 2.5 million square feet for Ann Taylor LOFT.

During the first quarter, the Company purchased 700,000 shares of its common stock at a cost of approximately $25.2 million. Of the $100 million securities repurchase program authorized by our Board of Directors in August 2005, approximately $46.5 million remains.

Fiscal Year 2006 Guidance Increased

The Company expects to see fiscal year 2006 comparable store sales increase in the low single-digit range over 2005, with gross margin improvement over last year, primarily in the first half of the year. Additionally, the Company expects selling, general and administrative expenses to grow by approximately 12 percent over reported 2005 levels.

ANNTAYLOR

The Company plans to open approximately 10 Ann Taylor stores, 60 LOFT stores and five Ann Taylor Factory Stores, with net square footage growth of approximately seven to eight percent.

Consolidated inventory levels on a per-square-foot basis are expected to be down in the high-teen range from last year at the end of the second quarter and down in the low-single-digit range from last year at the end of the fiscal year.

The Company anticipates that capital expenditures for fiscal 2006 will be in the range of $160 to $165 million, including new store construction, store renovation and re-branding, information systems, corporate office and distribution center initiatives.

Based on the above assumptions, the Company is raising its previous earnings guidance for fiscal 2006 by $0.10 per diluted share and is currently comfortable with a range of $1.70 – $1.75. This includes an estimated $0.06 charge to reflect the expensing of stock options. Excluding the impact of stock option expense, earnings per diluted share on an operating basis for fiscal 2006 would be in the range of $1.76 to $1.81. This represents a 40 to 44 percent increase over 2005’s $1.26 in diluted earnings per share on an operating basis.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 824 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of April 29, 2006.

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FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	effectiveness of the Company’s brand awareness and marketing programs;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher energy prices, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

•	risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

•	the uncertainties of sourcing associated with the new quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the possible re-imposition of quotas or other trade law or import restrictions in certain categories;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

ANNTAYLOR

•	the Company’s ability to hire, retain and train key personnel;
•	the Company’s ability to successfully upgrade and maintain its information systems; and
•	the impact of the Company’s AnnTaylor Factory business strategy.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

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Contact:
Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547

– – – Tables Follow – – –

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Quarters Ended April 29, 2006 and April 30, 2005

(unaudited)

	Quarters Ended
	April 29, 2006	April 30, 2005
	(in thousands, except per share amounts)
Net sales	$556,173	$476,446
Cost of sales	241,061	233,303

Gross margin	315,112	243,143
Selling, general and administrative expenses	251,644	215,733

Operating income	63,468	27,410
Interest income	3,307	1,767
Interest expense	509	415

Income before income taxes	66,266	28,762
Income tax provision	27,277	11,791

Net income	$38,989	$16,971

Basic earnings per share of common stock	$0.54	$0.24

Weighted average number of shares outstanding (000)	71,876	71,001

Diluted earnings per share of common stock	$0.53	$0.24

Weighted average number of shares outstanding, assuming dilution (000)	73,013	71,580

Number of stores open at beginning of period	824	738
Number of stores opened during period	10	20
Number of stores expanded/relocated* during period	3	1
Number of stores closed during period	(10)	(2)
Number of stores open at end of period	824	756
Total store square footage at end of period	4,812	4,317

*	Expanded stores are excluded from comparable store sales for the first year following expansion.

ANNTAYLOR

ANNTAYLOR STORES CORPORATION

CONSOLIDATED BALANCE SHEETS

April 29, 2006 and January 28, 2006

	April 29, 2006	January 28, 2006
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$378,917	$380,654
Accounts receivable	28,173	17,091
Merchandise inventories	241,397	204,503
Prepaid expenses and other current assets	83,295	73,964

Total current assets	731,782	676,212
Property and equipment, net	509,454	512,765
Goodwill	286,579	286,579
Deferred financing costs, net	926	1,017
Other assets	21,857	16,333

Total assets	$1,550,598	$1,492,906

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$86,731	$97,398
Accrued salaries and bonus	15,453	8,633
Accrued tenancy	41,870	44,036
Gift certificates and merchandise credits redeemable	36,327	45,916
Accrued expenses	92,820	61,603

Total current liabilities	273,201	257,586
Deferred lease costs	199,691	198,714
Other liabilities	2,300	2,124

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,075,618 and 81,998,648 shares issued, respectively	558	558
Additional paid-in capital	724,467	723,230
Retained earnings	566,313	527,325
Deferred compensation on restricted stock	—	(12,006)

	1,291,338	1,239,107
Treasury stock, 8,748,996 and 9,507,361 shares respectively, at cost	(215,932)	(204,625)

Total stockholders’ equity	1,075,406	1,034,482

Total liabilities and stockholders’ equity	$1,550,598	$1,492,906